Exhibit 3.1

LXP INDUSTRIAL TRUST

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: The Amended and Restated Declaration of Trust of LXP Industrial Trust, a Maryland real estate investment trust (the “Trust”), is hereby amended by deleting existing Article SIXTH (a) in its entirety and substituting in lieu thereof a new article to read as follows:

SIXTH: (a) The total number of shares of beneficial interest of all classes which the Trust has the authority to issue is 1,400,000,000 shares of beneficial interest, par value $.0001 per share, of which 600,000,000 shares are classified as “Common Stock,” 700,000,000 shares are classified as “Excess Stock” and 100,000,000 shares are classified as “Preferred Stock” (of which 3,100,000 shares are classified as “6.50% Series C Cumulative Convertible Preferred Stock” (“Series C Preferred Shares”)). The Board of Trustees may classify and reclassify any unissued shares of beneficial interest by setting or changing, in any one or more respects, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of beneficial interest.

SECOND: The amendment to the declaration of trust of the Trust as set forth above has been duly advised by the Board of Trustees and approved by the shareholders of the Trust as required by law and the declaration of trust and bylaws of the Trust.

THIRD: Immediately prior to the above amendment, the Trust had authority to issue 1,000,000,000 shares of beneficial interest, par value $.0001 per share, of which 400,000,000 were classified as “Common Stock,” 500,000,000 were classified as “Excess Stock” and 100,000,000 were classified as “Preferred Stock,” of which 3,100,000 shares were classified as “6.50% Series C Cumulative Convertible Preferred Stock.” The aggregate par value of all shares of all classes or series of beneficial interest of the Trust was $100,000.

FOURTH: The total number of shares of beneficial interest which the Trust has authority to issue pursuant to the foregoing amendment is 1,400,000,000 shares of beneficial interest, par value $.0001 per share, of which 600,000,000 shares are classified as “Common Stock,” 700,000,000 shares are classified as “Excess Stock” and 100,000,000 shares are classified as “Preferred Stock,” of which 3,100,000 shares are classified as “6.50% Series C Cumulative Convertible Preferred Stock.” The aggregate par value of all shares of all classes or series of beneficial interest of the Trust is $140,000.

FIFTH: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of any class or series of shares of beneficial interest of the Trust were not changed by the foregoing amendment of the declaration of trust.

SIXTH: These Articles of Amendment shall become effective on May 27, 2022.

SEVENTH: The undersigned acknowledges these Articles of Amendment to be the trust act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

 IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment to be signed in its name and on its behalf by the below its President and attested to by its Secretary on this 26th day of May, 2022.

ATTEST:		LXP INDUSTRIAL TRUST

/s/ Joseph S. Bonventre	By:	/s/ T. Wilson Eglin	(SEAL)
Name: Joseph S. Bonventre		Name: T. Wilson Eglin
Title: Secretary		Title: President